Exhibit 12.1

E: lou@bevilacquapllc.com

T: 202.869.0888

W: bevilacquapllc.com

__________________, 2019

Otis Gallery LLC

c/o Otis Wealth, Inc.

335 Madison Avenue, 3rd Floor

New York, NY 10017

Re: Offering Statement on Form 1-A of Otis Gallery LLC

Ladies and Gentlemen:

We have acted as special counsel to Otis Gallery, LLC, a Delaware series limited liability company (the “Company”) in connection with the filing of an Offering Statement on Form 1-A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq., or Regulation A, promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Offering Statement relates to the proposed issuance and sale by the Company (the “Offering”) of up to 10,000 of the Company’s Series #KW Interests (as defined in the Limited Liability Company Agreement of the Company dated as of February 1, 2019 (the “Operating Agreement”) and the Series Designation of Series #KW attached thereto (the “Series Designation”)).  We understand that the Series #KW Interests would be sold as described in the Offering Statement and pursuant to a Subscription Agreement, substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Series #KW Interests (the “Subscription Agreement”).

In connection with the Offering, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Formation of the Company, (ii) the Operating Agreement, (iii) the Series Designation, (iv) corporate proceedings, including the resolutions of the manager of the Company and the Board of Directors of the manager of the Company, with respect to the Offering, and (v) such other documents, records and matters of law as we have considered necessary in connection with the expression of the opinions hereinafter set forth.  We have also relied upon certificates and other assurances of officers of the manager of the Company and others as to certain factual matters without having independently verified such factual matters.  We have also reviewed the Offering Statement and form of Subscription Agreement as filed with the Commission. We also have relied on information obtained from public officials and other sources believed by us to be reliable as to other questions of fact.  We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company, representatives of the Company and/or public officials and do not opine as to the accuracy of such factual matters.

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

PG. 2
________________, 2019

In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, the completeness of all records and other information made available to us by the Company on which we have relied, the genuineness of all signatures, the legal capacity of all signatories who are natural persons and the due execution and delivery of all documents.

The opinions we express herein are limited to matters involving the Delaware Limited Liability Company Act as currently in effect. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the securities covered by the Offering Statement.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, we are of the opinion that the Series #KW Interests have been authorized by all necessary series limited liability company action of the Company and, when issued and sold in accordance with the terms set forth in the Operating Agreement, Series Designation and Subscription Agreement against payment therefor in the manner contemplated in the Offering Statement, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

BEVILACQUA PLLC